EXHIBIT 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-276483, 333-187261, 333-158244) of our report dated March 17, 2025 with respect to the financial statements of Consolidated Water Co. Ltd. (the “Company”) included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum LLP

West Palm Beach, FL
March 16, 2026